Registration No. 333-________

As filed with the Securities and Exchange Commission on December 20, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________

ELBIT SYSTEMS LTD.
(Exact name of registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Advanced Technology Center
P.O.B. 539
Haifa, Israel	31053
(Address of Principal Executive Offices)	(Zip Code)

2007 STOCK OPTION PLAN
(Full title of the plan)

EFW Inc.
4700 Marine Creek Parkway
Fort Worth, Texas 76136
(Name and address of agent for service)

(817) 234-6600
(Telephone number, including area code, of agent for service)

With a copy to:

Henry I. Rothman, Esq.
Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, par
NIS 1.0 per share	2,500,000	$ 33.905	$ 84,762,500	$ 9,069.59

(1)     Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under the 2007 Stock Option Plan.

(2)     Calculated pursuant to Rule 457(c) and (h) based on the average of the high and low sales prices of the Company’s ordinary shares reported in the consolidated reporting system on the Nasdaq National Market, as reported on December 13, 2006.

(3)     Ordinary shares underlying options to be granted under the 2007 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents constituting Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the 2007 Stock Option Plan (the “Plan”) as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by Elbit Systems Ltd. with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

        The following documents heretofore filed by Elbit Systems Ltd. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (File No. 0-28998) pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005;

(b)

the Company’s Reports on Form 6-K dated (1) January 2006 filed on January 5, 2006, (2) January 2006 filed on January 25, 2006, (3) February 2006 filed on February 6, 2006, (4) February 2006 filed on February 7, 2006, (5) February 2006 filed on February 14, 2006, (6) February 2006 filed on February 16, 2006, (7) March 2006 filed on March 16, 2006, (8) March 2006 filed on March 21, 2006, (9) March 2006 filed on March 21, 2006, (10) April 2006 filed on May 1, 2006, (11) May 2006 filed on May 18, 2006, (12) May 2006 filed on May 23, 2006, (13) May 2006 filed on May 31, 2006, (14) July 2006 filed on July 10, 2006, (15) July 2006 filed on July 10, 2006, (16) July 2006 filed on July 11, 2006, (17) July 2006 filed on July 11, 2006, (18) July 2006 filed on July 12, 2006, (19) July 2006 filed on July 14, 2006, (20) July 2006 filed on July 27, 2006, (21) August 2006 filed on August 10, 2006, (22) August 2006 filed on August 21, 2006, (23) August 2006 filed on August 23, 2006, (24) September 2006 filed on September 12, 2006, (25) September 2006 filed on September 20, 2006, (26) September 2006 filed on September 21, 2006, (27) September 2006 filed on September 21, 2006, (28) October 2006 filed on October 25, 2006, (29) October 2006 filed on October 31, 2006, (30) November 2006 filed on November 7, 2006, (31) November 2006 filed on November 16, 2006, (32) November 2006 filed on November 20, 2006, (33) November 2006 filed on December 4, 2006, (34) December 2006 filed on December 5, 2006, (35) December 2006 filed on December 7, 2006 and (36) December 2006 filed on December 7, 2006; and

(c)

the description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form 20-F filed with the Commission on November 22, 1996 under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be’ incorporated by reference herein modifies or supersedes such statement.

Item 4.   Description of Securities

        Not applicable.

Item 5.   Interests of Named Experts and Counsel

        The validity of securities that may be offered under the 2007 Stock Option Plan has been passed upon for the Company by David Block Temin. Mr. Block Temin, who is the Corporate Vice President and General Counsel to the Company.

Item 6.   Indemnification of Directors and Officers

Exemption, Insurance and Indemnification under the Companies Law

        Under the Israel Companies Law — 1999 (the “Companies Law”), an Israeli company may not exempt an Office Holder from liability with respect to a breach of his or her duty of loyalty, but may exempt in advance an Office Holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care. However, a company may not exempt in advance a director from his or her liability to the company with respect to a breach of duty of care in connection with a distribution made by the company.

        The Companies Law permits a company to obtain an insurance policy covering liabilities of Office Holders resulting from a breach of the Office Holder’s duty of care to the company or to another person. This includes liabilities from the breach of his or her fiduciary duty to the company, to the extent that the Office Holder acted in good faith and had reasonable cause to believe that the act would not prejudice the interests of the company. It also covers monetary liabilities charged against an Office Holder while serving the company.

        Under the Companies Law, a company may indemnify an Office Holder against any monetary liability incurred in his or her capacity as an Office Holder whether imposed on him or her in favor of another person pursuant to a judgment, a settlement, or an arbitrator’s award approved by court. A company also can indemnify an Office Holder against reasonable litigation expenses, including attorneys’ fees incurred by him or her in his or her capacity as an Office Holder, in a proceeding instituted against him or her by the company, on its behalf or by a third party, in connection with criminal proceedings in which the Office Holder was acquitted, as a result of a conviction for a crime that does not require proof of criminal intent, or in which an indictment was not brought against the Office Holder.

        Following the March 2005 Amendment to the Companies Law, a company also may indemnify an Office Holder against reasonable litigation expenses, including attorneys’ fees, incurred by him or her in his or her capacity as an Office Holder, in an investigation or proceeding in which no indictment was filed and no monetary payments in lieu of criminal proceedings were imposed against the Office Holder, or monetary payments in lieu of criminal proceedings were imposed on him or her provided that the alleged criminal offense does not require proof of criminal intent.

        Under the Companies Law, a company may indemnify an Office Holder in respect of certain liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an Office Holder in advance of an event, the indemnification, other than litigation expenses, must be limited to foreseeable events in light of the company’s actual activities at the time the company undertook such indemnification and also limited to reasonable amounts or standards, as determined by the board of directors.

        A company may not indemnify an Office Holder or enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of the following:

(1)

a breach of fiduciary duty, except for a breach of a fiduciary duty to the company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the company;

(2)	a willful breach of the duty of care or reckless disregard for the circumstances or to the consequences of a breach of the duty of care other than mere negligence;

(3)	an act done with the intent to unlawfully realize a personal gain; or

(4)	a fine or monetary penalty imposed for an offense.

Insurance and Indemnification under the Articles of Association

        The Company’s Articles of Association allows for directors and officers liability insurance, subject to the provisions of the Companies Law. This insurance may cover:

(1)	a breach of his or her duty of care to the Company or to another person;

(2)

a breach of his or her fiduciary duty to the Company, provided that the director or officer acted in good faith and had reasonable cause to assume that his or her act would not harm the interests of the Company; or

(3)	any other event for which insurance of a director or officer is permitted.

        In  addition, the Company’s Articles of Association (as amended in November 2005 to be consistent with the March 2005 Amendment to the Companies Law) permit indemnification, retroactively or in advance, of a director or officer against:

(1)

a monetary liability imposed on the director of officer or paid by him or her in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court; however, such undertaking will be limited to events which, in the opinion of the Company's board of directors (the “Board”), are foreseeable in light of the Company’s actual activities at the time of granting the obligation to indemnify, and to a sum or criteria as the Board deems reasonable under the circumstances, and the undertaking to indemnify will specify the aforementioned events and sum or criteria.

(2)

reasonable legal fees incurred by a director or officer in an investigation or proceeding conducted against him or her by an authority authorized to conduct such investigation or procedure, provided that such investigation or procedure (i) concludes without the filing of an indictment against the director or officer and without imposition of monetary payment in lieu of criminal proceedings, or (ii) concludes with imposing on the director or officer monetary payment in lieu of criminal proceedings, provided that the alleged criminal offense in question does not require proof of criminal intent.

(3)	reasonable expenses of the proceedings, including lawyers fees, expended by the director or officer or imposed on him or her by the court for:

a.	proceedings issued against him or her by or on the Company’s behalf or by a third party;

b.	criminal proceedings from which the director or officer was acquitted; or

c.	criminal proceedings in which he or she was convicted but that do not require proof of criminal intent; or

(4)	any other liability or expense for which it is or may be permissible to indemnify a director or an officer.

        However, any indemnification so granted by the Company may not exceed 25% of the Company’s consolidated equity as reflected in the Company's last consolidated annual financial statements published prior to the payment of such indemnification.

        The Articles of Association permit the grant of similar indemnification to any person acting as a director or officer of another company in which the Company is directly or indirectly a shareholder or has any interest.

        The Company’s shareholders approved the grant to members of the Board of indemnification letters reflecting the above conditions and limitations. Similar letters were also approved by the Board for grant to officers of the Company.

        In 2004, at a general meeting of the Company’s shareholders, the shareholders approved a framework resolution that allows the Company to purchase directors and officers (D& O) liability insurance that meets the framework resolution’s terms. The framework resolution covers a five-year period beginning in August 2004, and allows for an aggregate increase of insurance coverage of up to $45 million (from the then current level of $30 million) for any year covered by the policy. As of November 30, 2006, the level of D&O insurance coverage was $40 million. The framework resolution also allows for an increase of up to 25% per year in the D& O insurance premium up to a maximum aggregate of 125% of the then current annual premium ($660,000). The Audit Committee and the Board must approve that any purchase of D&O insurance falls within the terms of the framework resolution.

Item 7.   Exemption from Registration Claimed

        Not applicable.

Item 8.   Exhibits

Exhibit Number	Description

(1)	4.1	Restated Memorandum of Association of the Company.

(2)	4.2	Restated Articles of Association of the Company.

(3)	4.3	2007 Stock Option Plan.

*	5.1	Opinion and consent of David Block Temin, General Counsel to the Company, as to the legality of the securities being offered.

*	23.1	Consent of Kost Forer Gabbay & Kasierer.

*	23.2	Consent of Somekh Chaikin.

*	23.3	Consent of Brightman Almagor & Co. (Tadiran Systems).

*	23.4	Consent of Brightman Almagor & Co.(Tadiran Spectralink).

*	23.5	Consent of Hoberman, Miller, Goldstein & Lesser, P.C.

*	24.1	Power of Attorney of certain officers and directors of the Company (included as part of the signature page).

_________________

*	Filed herewith.

(1)

Filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2000 filed with the Commission on April 5, 2001 (File No. 0-28998) and incorporated herein by reference.

(2)	Filed as an exhibit to the Registrant’s Report on Form 6-K for November 2005, which was filed by with the Commission on December 1, 2005 (File No. 0-28998), and incorporated herein by reference.

(3)	Filed as an exhibit to the Registrant’s Report on Form 6-K for December 2006, which was filed by with the Commission on December 7, 2006 (File No. 0-28998), and incorporated herein by reference.

Item 9.   Undertakings

         The undersigned Registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                    (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of

Registration Fee” table in the effective registration statement;

                  (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Haifa, Israel on this 20th day of December 2006.

ELBIT SYSTEMS LTD.

By: /s/ Joseph Ackerman
Name: Joseph Ackerman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Know all persons by these presents, that each individual whose signature appears below constitutes and appoints Joseph Ackerman or Joseph Gaspar or Ilan Pacholder, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Federmann Michael Federmann	Chairman of the Board of Directors	December 20, 2006

/s/ Joseph Ackerman Joseph Ackerman	(Principal Executive Officer)	December 20, 2006

/s/ Joseph Gaspar Joseph Gaspar	Chief Financial Officer (Principal Financial and Accounting officer)	December 20, 2006

/s/ Moshe Arad Moshe Arad	Director	December 20, 2006

/s/ Avraham Asheri Avraham Asheri	Director	December 20, 2006

/s/ Rina Baum Rina Baum	Director	December 20, 2006

/s/ Yigal Ne'eman Yigal Ne'eman	Director	December 20, 2006

/s/ Yaacov Lifshitz Yaacov Lifshitz	Director	December 20, 2006

/s/ Dov Ninveh Dov Ninveh	Director	December 20, 2006

Nathan Sharony	Director	December 20, 2006